Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 8, 2010 (except for Note 17, as to which the date is March 23, 2010), in Amendment No. 7 to the Registration Statement (Form S-1 No. 333-163252) and related Prospectus of Calix, Inc. for the registration of its shares of common stock.

/s/ Ernst & Young, LLP

San Jose, California

March 23, 2010